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                               WESTERN BEEF, INC.
                             FORMS SPECIAL COMMITTEE
                      IN RESPONSE TO UNSOLICITED OFFER FROM
                            CACTUS ACQUISITION, INC.

Queens, NY (November 16, 1998) - Western Beef, Inc. (NASDAQ: BEEF) announced today that it had received an unsolicited proposal from Cactus Acquisition, Inc. to acquire all of the outstanding shares of common stock of Western Beef not currently owned by Cactus and its affiliates for a cash price of $7.50 per share. The Cactus offer is subject to a number of conditions, including negotiation of definitive documents, the filing of a disclosure statement and other documents with the Securities and Exchange Commission and approval of the merger by a majority of the issued and outstanding common stock. Cactus and its affiliates currently own approximately 3,982,000 shares of Western Beef common stock, or approximately 72% of the outstanding common stock.

         In response to the Cactus offer, Western Beef's Board of Directors has appointed a Special Committee of the Board to determine the advisability and fairness of that offer to Western Beef's stockholders other than Cactus and its affiliates. The Special Committee will retain independent investment banking advisers and legal counsel to advise it on the fairness of the offer from a financial point of view to the stockholders of Western Beef other than Cactus and its affiliates. It is expected that the Special Committee will make a recommendation regarding the offer to the Board of Directors within the next few weeks.

         Based in New York City, Western Beef operates 21 high volume retail supermarkets and two Junior's Food Outlets located primarily in urban lower income and ethnic neighborhoods and is one of New York's largest meat and poultry distributors.